Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in Registration Statement No. 333-213913 on Form S-8, and Registration Statement No. 333-220762 on Form S-3 filed by LSC Communications, Inc., and Registration Statement No. 333-228752 on Form S-4 filed by Quad/Graphics, Inc. of our report dated February 19, 2019, relating to (1) the consolidated and combined financial statements of LSC Communications, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the change in accounting principle due to the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and the basis of presentation of the consolidated and combined financial statements) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of LSC Communications, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 19, 2019